Exhibit 10.4

SUBORDINATED PROMISSORY NOTE

$2,000,000.00	April 1, 2013

FOR VALUE RECEIVED, CUBIC ENERGY, INC., a Texas corporation (“Debtor”), unconditionally promises to pay to the order of CALVIN A. WALLEN, III (together with his successors and assigns, “Lender”), without setoff, in immediately available funds, at Debtor’s offices at 9870 Plano Road, Dallas, Texas  75238, or at such other place as may be designated by Lender, the principal amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), plus accrued and unpaid interest thereon as provided below, or so much thereof as may be advanced from time to time, together with interest computed daily on such balance at an annual interest rate (the “Rate”), and in accordance with the payment schedule, indicated below.

This Note is issued in replacement of and hereafter evidences the indebtedness represented by that certain Subordinated Promissory Note by Debtor in favor of Lender dated January 1, 2013.  As of the date hereof, Debtor acknowledges that there was accrued and unpaid interest on the principal amount of such note in the amount of $71,777.74, and such amount shall be treated as accrued and unpaid interest on the principal amount hereof.

1.                                      Rate.  The Rate shall be the lesser of (a) the MAXIMUM RATE, or (b) the PRIME RATE plus ONE PERCENT (1.00%) per annum.  The term “Prime Rate” means a variable rate of interest per annum equal to the prime rate as published from time to time in the “Bonds, Rates & Yields” table of The Wall Street Journal.  If the prime rate is no longer published in the “Bonds, Rates & Yields” table of The Wall Street Journal, then Lender will choose and notify Debtor of a substitute index that is based upon comparable information.  Notwithstanding any provision of this Note or any other agreement or commitment between Debtor and Lender, whether written or oral, express or implied, Lender shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited so that Lender shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Note, and all instruments securing the payment of this Note or executed or delivered in connection therewith, shall comply with applicable law.  If Lender ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, prepayment of this Note, delay in advancing proceeds of this Note, or any other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of this Note or any other indebtedness owed to Lender by Debtor, and if this Note and such other indebtedness are paid in full, any remaining excess shall be paid to Debtor.  In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire term of this Note until its payment in full. The term “Maximum Rate” as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.  If at any time the Rate shall exceed the Maximum Rate, the Rate shall be automatically limited to the Maximum Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued if there had been no limitation to the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code, as amended, (the “Act”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in §303.001-303.016 of the Act; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate.

2.                                      Accrual Method.  Interest on the indebtedness evidenced by this Note shall be computed on the basis of a THREE HUNDRED SIXTY (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.  In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the business day received as provided herein.

3.                                      Rate Change Date.  The Rate will change each time and as of the date that the Prime Rate changes.

4.                                      Payment Schedule.  The outstanding principal balance of this Note, plus accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the acceleration of the indebtedness hereunder; (ii) June 1, 2013, or (iii) such other date as may be established by a written instrument between Debtor and Lender, from time to time (the “Maturity Date”).  Accrued and unpaid interest on the outstanding principal balance of this Note shall be due and payable monthly commencing on the last day of the calendar month following the repayment in full of all amounts under the Senior Credit Agreement (as defined below) and continuing on the SAME day of each calendar month thereafter (or if no such corresponding date, on the LAST date of such calendar month).

5.                                      Prepayments.  Prepayments may be made in whole or in part at any time in whole or in part without premium or penalty.

6.                                      Event of Default.  Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to Debtor, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

7.                                      Waiver.  The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date.  All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender.  The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender’s rights under this Note.  No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Debtor to Lender in any other respect at any other time.

8.                                      Applicable Law, Venue and Jurisdiction.  Debtor agrees that this Note shall be deemed to have been made in the State of Texas at Lender’s address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas and is performable in the City and County of Texas indicated at the beginning of this Note.  In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note, Debtor irrevocably consents to and confers personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas.  Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

9.                                      Partial Invalidity.  The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

10.                               Binding Effect.  This Note shall be binding upon and inure to the benefit of Debtor and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Debtor hereunder can be assigned without prior written consent of Lender.

11.                               Controlling Document.  To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

12.                               COMMERCIAL PURPOSE.  DEBTOR REPRESENTS TO LENDER THAT THE PROCEEDS OF THIS LOAN ARE TO BE USED PRIMARILY FOR BUSINESS, COMMERCIAL OR

AGRICULTURAL PURPOSES.  DEBTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE.

13.                               Collection.  If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Debtor agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

14.                               Notice of Balloon Payment.  At maturity (whether by acceleration or otherwise), Debtor must repay the entire principal balance of this Note and unpaid interest then due.

15.                               WAIVER OF JURY TRIAL.  DEBTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THIS NOTE OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS NOTE OR THE OTHER LOAN DOCUMENTS.

16.                               Subordination.

This Note shall, to the extent and in the manner provided herein, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, as hereinafter defined.  Senior Indebtedness of any type or from any lender shall not be deemed to have been paid in full until the termination of all commitments or other obligations for such Senior Indebtedness, including under hedge agreements, and the payment in full in cash thereof (and for all purposes hereof the term “paid in full” or any variation thereof with respect to Senior Indebtedness shall mean that payment in full has been made in cash and that all commitments of the holders of the Senior Indebtedness shall have been terminated).

By accepting this Note, Lender hereof covenants and agrees that this Note shall be subject to the provisions of this Section 16; and each person holding this Note, whether upon original issue or upon transfer or assignment hereof, accepts and agrees to be bound by such provisions.  This Note may not be transferred or assigned unless the transferee or assignee has acknowledged in a writing its acceptance of the provisions set forth in this Section 16.  The provisions of this Section 16 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions and the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

The term “Senior Indebtedness” shall mean (a) the principal of, the premium, if any, and interest (including, without limitation, interest that accrues after the filing of a petition initiating any action or proceeding under the U.S. Bankruptcy Code or any other bankruptcy, insolvency or similar law or statute protecting creditors in effect in any jurisdiction, whether or not such interest accrues after the filing of such petition for purposes of the U.S. Bankruptcy Code or such other law or statute or is an allowed claim in any such action or proceeding (“Post-Petition Interest”)) on, and all other obligations, liabilities, fees, premiums, indemnifications, costs, expenses (whether for enforcement, protection of collateral or otherwise) or otherwise, whether secured or unsecured, in whole or in part, and whether outstanding on the date of this Note or hereafter created, incurred or assumed, with respect to, or created, governed or evidenced by the Credit Agreement dated as of March 5, 2007, by and among Wells Fargo Energy Capital, Inc. (the “Senior Lender”) and Debtor (the “Senior Credit Agreement”) or any other related documents or any prior, concurrent, or subsequent notes, instruments or agreements or indebtedness, liability or obligations of any type or form whatsoever relating thereto, and (b) all deferrals, renewals, extensions, refinancings and refundings of any such indebtedness or any amendments, restatements, supplements or other modifications thereof.  Debtor and the holders of the Senior Indebtedness may amend or modify the Senior Credit Agreement or any related documents without the consent of Lender without impairing or releasing the subordination of the debt evidenced by this Note to the repayment of the Senior Indebtedness as set forth herein.

Until the prior payment in full of the Senior Indebtedness, Lender shall not receive or accept any payment from Debtor including, without limitation, payment of principal, interest, default interest or other fees or expenses.

Until the Senior Indebtedness has finally been paid in full, the holder of this Note will not take or omit to take any action or assert any claim with respect to the indebtedness evidenced by this Note or otherwise which is inconsistent with the provisions of Section 16.  Until the Senior Indebtedness has been finally paid in full, the holder of this Note will not assert, collect or enforce the indebtedness evidenced by this Note or any part thereof or take any action to foreclose or realize upon such indebtedness or any part thereof.  Until the Senior Indebtedness has been finally paid in full in, the holder of this Note shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of Debtor or any guarantor of or provider of collateral security for the Senior Indebtedness.  In no event shall this Note be accelerated while there is outstanding Senior Indebtedness.  Any payment collected or received by the holder of this Note in violation of this Section 16 shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness.

Interest shall continue to accrue on the principal balance of this Note at any time during which there exists an Event of Default or Unmatured Event of Default (as such terms are defined in the Senior Credit Agreement).

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

EXECUTED as of the date first written above.

DEBTOR:		ADDRESS:

CUBIC ENERGY, INC.		9870 Plano Road
Dallas, Texas 75238
By:	/s/ Jon Stuart Ross
Jon Stuart Ross
Secretary

Acknowledged and Agreed:

/s/ Calvin A. Wallen, III
Calvin A. Wallen, III